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                                                                    EXHIBIT 10.8

                                PROMISSORY NOTE

$150,000.00                                                     October 31, 1995

     FOR VALUE RECEIVED, the undersigned (hereinafter "Maker") promises to pay to the order of HAROLD M. HERN, LEOTA M. HERN and VICTOR HEYLIGER, each as to an individual one-third interest, (hereinafter collectively "Holder"), at P.O. Box 540, Cripple Creek, Colorado 80813, or such other place or places as Holder may from time to time designate, the sum of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00), with interest on the unpaid principal balance at the rate of eight percent (8%) per annum, with principal and interest payable as follows:

     Monthly amortized payments of principal and accrued interest in the amount of $1,820.32 based upon a ten (10) year amortization, with payments commencing on December 1, 1995 and continuing on the first day of each month thereafter until November 1, 2005, at which time the remaining principal balance and accrued interest shall be due and payable in full.

     SECURITY. This Note is secured by a first lien Deed of Trust encumbering certain real property in Teller County, Colorado, more particularly described in the Deed of Trust (hereinafter "Property").

     PREPAYMENT. Maker shall have the right, at any time, to prepay principal without penalty.

     APPLICATION OF PAYMENTS. All payments received by Holder shall first be applied to any costs, fees, charges or expenses due under this Note or the Deed of Trust and then to accrued interest with the balance to the reduction of principal.

     EVENTS OF DEFAULT. If one or more of the following events shall occur, Maker shall be in default of this Note:

     A. Any payment required by this Note is not made in full on its due date, or any other provision of this Note is breached, and Maker fails to cure such nonperformance or breach with ten (10) days after written notice from Holder.

     B. A default occurs under the Deed of Trust, or any other documents securing this Note.

     REMEDIES IN THE EVENT OF DEFAULT. Upon an event of default, the Holder may, in Holder's sole discretion, declare the unpaid balance of this Note and all other obligations of the Maker to the Holder, direct or indirect, absolute or contingent, now existing or hereinafter arising, immediately due and payable, without notice or demand. Furthermore, if an event of the default under this Note shall occur, Holder may exercise any of the remedies upon default set forth in the Deed of Trust securing this Note. Neither delay on the part of Holder in exercising any right, nor the partial exercise or partial waiver of any right, shall constitute a waiver of Holder's right to exercise these remedies in the future.

     LATE PAYMENT CHARGE. If all or any part of any payment of interest or principal is not paid within ten (10) days after the same is due, then without notice, Maker shall owe Holder a late payment charge of four percent (4%) of said payment. Said charge shall be considered due on the date the original payment was due and shall become part of the principal on said date and shall bear interest thereafter. The right of the Holder to impose such late payment charge shall not constitute a waiver of the Holder's right to insist upon timely payment of all installments owing hereunder or a waiver of the Holder's rights to declare a default due to any late payment. Such charge shall be in addition to all interest on each installment up to the date such installment is received by Holder. The Holder shall not have to accept the next regularly scheduled payment until the late charge is paid.

     DEFAULT INTEREST. Upon a default, the interest rate shall increase to twelve percent (12%) per annum and continue thereafter during the period of default.

     WAIVER. Each maker, endorser and guarantor jointly and severally waive presentment, protest or notice of dishonor, and any duty or obligation of Holder to proceed against any collateral before otherwise enforcing this Note.

     COLLECTION COSTS. Upon an event of default, Holder may employ legal counsel to attempt to collect or to enforce this Note or any instrument securing payment thereof, including, without limitation, a foreclosure under the Deed of Trust. In any of such events, all reasonable attorneys' fees arising from such suit, proceeding or enforcement, as well as any expenses, costs, disbursements and charges relating thereto, shall be an additional liability owing thereunder by the Maker to the Holder, payable on demand.

     NO VIOLATION OF LAW. All agreements between the Maker and the Holder are hereby expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to the Holder exceed the maximum amount permissible under applicable law. If fulfillment of any provision hereof shall violate any limit prescribed by law, the obligation shall be reduced to the limit of such law. If the Holder shall ever receive anything of value deemed interest under applicable law which would exceed interest at the highest lawful rate, an amount equal to any excessive interest shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the Makers. All sums paid or agreed to be paid to the Holder for the use, forbearance, or detention of the indebtedness of the Makers to the Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout

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the full term of such indebtedness until payment in full so that the rate of interest on account of such indebtedness is uniform throughout the term hereof.

     ACKNOWLEDGEMENT. The Maker acknowledges that at this time there are no existing offsets or defenses to the Note or the Deed of Trust, and that such documents are valid and binding and are fully enforceable according to their terms.

     GOVERNING LAW. The loan evidenced by this Note is made in the State of Colorado and shall be construed in accordance with the laws of the State Colorado. Maker agrees that the proper venue and jurisdiction for any matter involving this Note shall be in County or District Court of Teller County, Colorado.

     TIME IS OF THE ESSENCE. Time is of the essence in the performance of this Note.

     PURPOSE. Maker certifies that the loan evidenced by this Note is made for business purposes.

     SEVERABILITY. Unenforceability of any provision contained in this Note shall not affect or impair the validity of any other provision of this Note.

     ENTIRE AGREEMENT. This Note, the Deed of Trust and any other written loan documents represent the entire and only agreement of the parties with respect to the terms and provisions of this loan. All negotiations, considerations, representations and understandings between the parties concerning the loan are incorporated and merged in the written loan documents. This Note may be modified or altered only by the parties' written agreement.

     AUTHORITY. Maker represents that it is a Minnesota corporation in good standing and that it has the power and authority to enter into and perform this Note. The officer executing this Note represents that he has the power and authority to enter into this Note on behalf of Maker.

     BINDING EFFECT. This Note shall be binding upon and inure to the benefit of the parties hereto, as well as their respective heirs, executors, administrators, successors and assigns.

EXECUTED this 31st day of October, 1995.

                                  MAKER:

                                  NATIONAL GAMING COMPANIES, INC.
                                  a Minnesota corporation



                                 By: /s/ R.J. Swenson
                                     -----------------------
                                       PRESIDENT